Exhibit 99.1

Alpha Pro Tech
L T D.

ALPHA PRO TECH, LTD. ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

First Quarter Net Sales of $11.8 million

Income from Operations Increased by 723% for the First Quarter

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Al Millar/Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

●	Consolidated sales increased by 11.2% to a first quarter record of $11.8 million, compared to $10.7 million for the first quarter of 2015.
●	Income from operations increased by $557,000, or 723%, to $634,000.
●	Diluted earnings per common share for the quarter ended March 31, 2016 were $0.03, compared to $0.01 for the comparable quarter of 2015.

Nogales, Arizona – May 4, 2016 – Alpha Pro Tech, Ltd. (NYSE MKT: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the first quarter ended March 31, 2016.

Consolidated sales for the first quarter ended March 31, 2016 increased by 11.2% to $11.8 million from $10.7 million for the comparable quarter of 2015. Building Supply segment sales for the first quarter increased by 16.2% to $6.7 million, compared to $5.8 million for the same period of 2015. The sales mix of the Building Supply segment for the first quarter of 2016 was 63% for synthetic roof underlayment, 33% for housewrap and 4% for other woven material. This compared to 61% for synthetic roof underlayment, 34% for housewrap and 5% for other woven material for the first quarter of 2015. First quarter sales for the Disposable Protective Apparel segment increased by 4.9% to $3.8 million, compared to $3.6 million for the same period of 2015. The increase was primarily due to an increase in sales to our major international supply chain partner and an increase in sales to national and regional distributors. Infection Control segment sales for the first quarter increased by 6.1% to $1.3 million, compared to $1.2 million for the same period of 2015. Shield sales increased by 26.2%, or $73,000, to $352,000, and mask sales were flat at $916,000.

Lloyd Hoffman, Chief Executive Officer of Alpha Pro Tech, commented, “We delivered solid top-line growth across all segments of our business during the first quarter of 2016. Our Building Supply segment sales were up a strong 16% year over year, and in conjunction with our record first quarter sales, we saw income from operations increased by 723%, demonstrating the strong growth potential we have in our business model.”

Gross profit increased by $420,000, or 11.0%, to $4.2 million for the three months ended March 31, 2016, from $3.8 million for the same period of 2015. The gross profit margin was 35.8% for the three months ended March 31, 2016, compared to 35.9% for the same period of 2015.

Selling, general and administrative expenses decreased by $120,000, or 3.4%, to $3.5 million for the three months ended March 31, 2016, from $3.6 million for the three months ended March 31, 2015. As a percentage of net sales, selling, general and administrative expenses decreased to 29.2% for the three months ended March 31, 2016, from 33.6% for the same period of 2015.

Income from operations increased by $557,000, or 723.4%, to $634,000 for the three months ended March 31, 2016, compared to $77,000 for the three months ended March 31, 2015. The increased income from operations was primarily due to an increase in gross profit of $420,000, a decrease in selling, general and administrative expenses of $120,000 and a decrease in depreciation and amortization expense of $17,000.

Net income for the three months ended March 31, 2016 was $507,000, compared to net income of $148,000 for the three months ended March 31, 2015, representing an increase of $359,000, or 242.6%. The net income increase was primarily due to an increase in income before provision for income taxes of $557,000, partially offset by an increase in provision for income taxes of $198,000. Net income as a percentage of net sales for the three months ended March 31, 2016 was 4.3%, and net income as a percentage of net sales for the same period of 2015 was 1.4%. Basic and diluted earnings per common share for the three months ended March 31, 2016 and 2015 were $0.03 and $0.01, respectively.

The consolidated balance sheet remained strong with a current ratio of 15:1 as of March 31, 2016 and December 31, 2015, and a cash balance of $8.2 million. The Company ended the first quarter of 2016 with working capital of $30.6 million.

Inventories decreased by $1.6 million, or 10.0%, to $14.8 million as of March 31, 2016 from $16.4 million as of December 31, 2015. The decrease was primarily due to a decrease in inventory for the Disposable Protective Apparel segment of $655,000, or 11.4%, and a decrease in inventory for the Building Supply segment of $843,000, or 10.8%.

Colleen McDonald, Chief Financial Officer, commented, “At the end of the first quarter of 2016, we had $600,000 available for additional stock purchases under our stock repurchase program. During the first quarter, we repurchased 395,000 shares of common stock repurchased at a cost of $679,000 bringing the program total to 12,603,631 shares of common stock repurchased at a cost of $18.3 million since the program’s inception. Future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility. The Company believes that current cash balances and the borrowings available under its credit facility will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha Pro Tech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech's website at http://www.alphaprotech.com.

Certain statements made in this press release constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as "expects," "anticipates," "estimates," "believes," "predicts," "intends," "plans," "potentially," "may," "continue," "should," "will" and words of similar meaning. Without limiting the generality of the preceding statement, all statements relating to estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates, product offerings and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
	2016	2015 (1)
Assets
Current assets:
Cash	$8,247,000	$9,681,000
Investments	551,000	656,000
Accounts receivable, net of allowance for doubtful accounts of $71,000 and $46,000 as of March 31, 2016 and December 31, 2015, respectively	6,196,000	2,762,000
Accounts receivable, related party	-	8,000
Inventories	14,755,000	16,398,000
Prepaid expenses and other current assets	2,522,000	3,092,000
Deferred income tax assets	484,000	484,000
Total current assets	32,755,000	33,081,000

Property and equipment, net	2,812,000	2,907,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	46,000	51,000
Equity investments in unconsolidated affiliate	3,138,000	3,040,000
Total assets	$38,806,000	$39,134,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,077,000	$1,027,000
Accrued liabilities	1,053,000	1,128,000
Total current liabilities	2,130,000	2,155,000

Deferred income tax liabilities	816,000	867,000
Total liabilities	2,946,000	3,022,000

Commitments
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 17,455,456 and 17,850,456 shares outstanding as of March 31, 2016 and December 31, 2015, respectively	174,000	178,000
Additional paid-in capital	15,867,000	16,526,000
Accumulated other comprehensive loss	(244,000)	(148,000)
Retained earnings	20,063,000	19,556,000
Total shareholders' equity	35,860,000	36,112,000
Total liabilities and shareholders' equity	$38,806,000	$39,134,000

(1)	The condensed consolidated balance sheet as of December 31, 2015 has been prepared using information from the audited consolidated balance sheet as of that date.

Condensed Consolidated Income Statements (Unaudited)

	For the Three Months Ended
	March 31,
	2016	2015

Net sales	$11,847,000	$10,654,000

Cost of goods sold, excluding depreciation and amortization	7,602,000	6,829,000
Gross profit	4,245,000	3,825,000

Operating expenses:
Selling, general and administrative	3,457,000	3,577,000
Depreciation and amortization	154,000	171,000
Total operating expenses	3,611,000	3,748,000

Income from operations	634,000	77,000

Other income:
Equity in income of unconsolidated affiliate	98,000	98,000
Interest income, net	1,000	1,000
Total other income	99,000	99,000

Income before provision for income taxes	733,000	176,000

Provision for income taxes	226,000	28,000

Net income	$507,000	$148,000

Basic earnings per common share	$0.03	$0.01

Diluted earnings per common share	$0.03	$0.01

Basic weighted average common shares outstanding	17,669,331	18,299,933

Diluted weighted average common shares outstanding	17,669,331	18,499,572